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                                                                 EXHIBIT 10.29.2

                                AMENDMENT NO. 1
                                       TO
                       AGREEMENT DATED FEBRUARY 20, 1998


                 This Amendment No. 1 (the "Amendment") to the Agreement, dated February 20, 1998 (the "Agreement"), between Chancellor Media Corporation of Los Angeles ("Chancellor") and Capstar Broadcasting Corporation ("Capstar"), is entered into this 19th day of May, 1998. Capitalized terms used herein without definition shall have the meanings given such terms in the Agreement.

                 1. Section 2 of the Agreement, Purchase and Sale of KKPN(FM), is modified and amended by adding the following sentence to the end of Section 2(c):

                          Any amount of the sale price for KKPN-FM in excess of the KKPN Capstar Price (after deducting any brokerage commission payable with respect to the sale of KKPN-FM) shall be divided equally between Chancellor and Capstar, with Chancellor's portion representing a commission payable by Capstar to Chancellor.

                 2. Section 3 of the Agreement, Long Island, is modified and amended by modifying the first sentence of Section 3 to read as follows:

                          Chancellor and Capstar agree that the Asset Exchange Agreement between SFX and Chancellor dated July 1, 1996 (the "Chancellor-SFX AEA"), providing for the exchange of SFX's Long Island radio stations (WBLI-FM, WBAB-FM, WGBB(AM) and WHFM-FM) (the "SFX Long Island Stations"), and the related Time Brokerage Agreement between SFX and Chancellor, dated July 1, 1996, as amended (the "Chancellor-SFX TBA"), providing for the sale to Chancellor of substantially all of the programming time available on the SFX Long Island Stations, shall each be terminated at the closing of the Capstar-SFX Merger.

                 3. Section 10 of the Agreement, Note, is modified and amended in its entirety to read as follows:

                          In connection with the Transaction, Chancellor will, upon the occurrence of the conditions set forth in the term sheet attached hereto and by this reference made a part hereof (the "Loan Term Sheet"), provide a loan to Capstar of up to $250 million immediately prior to the closing of the Capstar-SFX Merger (which loan may be reduced to $200 million if certain conditions specified in the Loan Term Sheet are satisfied). The obligations of Capstar under such loan will be evidenced by a note (the "Note"), which will have the essential terms set forth in the Loan Term Sheet.
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                 4.       Section 1 of the Loan Term Sheet, Security, is
modified and amended in its entirety to read as follows:

                          12% Senior Secured Term Note (the "Note").

                 5. Section 4 of the Loan Term Sheet attached to the Agreement, Interest, is modified and amended by adding the following new paragraph immediately after the second paragraph in such Section and immediately prior to the third paragraph in such Section:

                          If Capstar shall not have completed acquisitions during the Exchange Period (excluding the Jacksonville Exchange and the acquisition of the Austin Stations) (x) with an aggregate purchase price of $100 million by the first anniversary of the issue date of the Note, (y) with an aggregate purchase price of $200 million by the end of the second anniversary of the issue date of the Note, and (z) with an aggregate purchase price of $300 million by the end of the third anniversary of the issue date of the Note, in each case, that are subject to the procedures described in Section 1 of this Letter Agreement (each, an "Annual Acquisition Shortfall"), the interest rate on the Note for the 365 day period in which such Annual Acquisition Shortfall occurs shall increase to the Increased Rate, of which 6/7 shall be payable in cash and 1/7 shall, at Capstar's option, either be payable in cash or added to the principal amount of the Note. To the extent that any amount not paid in cash is so added to the principal amount, such amount shall bear interest at the rate otherwise applicable to the principal amount. The Increased Rate shall apply from the beginning of the 365 day period in which such Annual Acquisition Shortfall occurs through the end of such period.

                 6. Section 5 of the Loan Term Sheet attached to the Agreement, Amount at Initial Issuance, is modified and amended in its entirety to read as follows:

                          Aggregate commitment at initial issuance of $250 million; provided, that if (i) the actual initial public offering price per share of Capstar's common stock sold in Capstar's initial public offering (the "Capstar IPO") is greater than or within the offering price range specified in the final "red herring" prospectus for the Capstar IPO and (ii) Capstar's sales (with any contribution to a back-up trust not being deemed to be a sale hereunder) of KKPN-FM and the SFX Long Island Stations are consummated at or prior to the consummation of the Capstar-SFX Merger (together, the "Loan Decrease Conditions"), then the aggregate commitment at initial issuance shall be up to a maximum amount of $200 million (such commitment to be determined at Capstar's discretion, provided, that Capstar provide Chancellor two (2) business days prior written notice of such commitment prior to the consummation of the Capstar-SFX Merger). If the Loan Decrease Conditions are satisfied, Capstar agrees that it will use any and


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                          all net proceeds ("Green Shoe Proceeds") resulting
                          from the exercise of the overallotment option that is granted by Capstar to the underwriters for the Capstar IPO to prepay amounts outstanding under the Note; provided, that Capstar shall only be required to prepay amounts outstanding under the Note with Green Shoe Proceeds so that, immediately following such prepayment, $150 million principal amount of the Note remains outstanding (it being understood that if such Green Shoe Proceeds are not adequate to prepay the Note so that $150 million principal amount of the Note remains outstanding, Capstar shall use all Green Shoe Proceeds to prepay the Note). Such prepayment shall be made within thirty (30) days of the date that the Capstar-SFX Merger is consummated.

                 7. Section 7 of the Loan Term Sheet attached to the Agreement, Ranking, is modified and amended in its entirety to read as follows:

                          Pari passu with the guarantee to be issued by Capstar of the obligations under the senior credit agreement of Capstar Radio Broadcasting Partners, Inc. (the "Capstar Senior Credit Agreement"), provided, that in lieu of subordination of the Note to the guarantee by Capstar of the obligations under the Capstar Senior Credit Agreement, Chancellor shall agree to provide reasonable prior written notice to Capstar and to the administrative agent under the Capstar Senior Credit Agreement if a default under the Note exists as a result of which Chancellor intends to accelerate the obligations under the Note.

                 8. Section 9 of the Loan Term Sheet attached to the Agreement, Capstar Prepayment Obligations, is modified and amended in order to add a new paragraph at the end of such section, to read as follows:

                          In the event that the Loan Decrease Conditions are not satisfied, Capstar agrees that it will not, and Capstar shall cause its subsidiaries not to, enter into or consummate any transactions (other than transactions pending as of May 4, 1998 and transactions pursuant to Exchange Station Agreements) until such time as Capstar has prepaid amounts outstanding under the Note so that, following such prepayments, $150 million principal amount of the Note remains outstanding (such amount not to include any prepayments that may be required to be made by Capstar as a result of any other provision of the Loan Term Sheet).

                 9. Section 10 of the Loan Term Sheet attached to the Agreement, Security for Capstar's Prepayment Obligations; Guarantee, is modified and amended in its entirety to read as follows:

                          Senior perfected pledge by Capstar of common stock of Capstar Broadcasting Partners, Inc. (100%). Chancellor acknowledges that


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                          Capstar will provide a subordinated pledge of common
                          stock of Capstar Broadcasting Partners, Inc. to the lenders under the Capstar Senior Credit Agreement in support of the obligations of Capstar Radio Broadcasting Partners, Inc. thereunder.

                 10. The first paragraph of Section 11 of the Loan Term Sheet attached to the Agreement, Covenants, is modified and amended to read as follows:

                          Debt Incurrence. Capstar and its subsidiaries will not be permitted, directly or indirectly, to incur create, assume, guarantee, acquire or become liable for indebtedness except in compliance with a 9.0:1 consolidated indebtedness to trailing four-quarter EBITDA ratio. The aggregate liquidation preference of all preferred stock of Capstar and its consolidated subsidiaries shall be counted as indebtedness. The debt incurrence calculations will be made in a manner consistent with leverage ratio calculations (including pro forma adjustments) under the Capstar Senior Credit Agreement, provided, that for purposes of calculating leverage ratios hereunder, Capstar shall be entitled during 1998 to include in its EBITDA calculations at least $10 million in net revenues from The AMFM Network (whether or not such amounts are actually received), or such higher amount if the net revenues actually received by Capstar from The AMFM Network exceed such amounts. Borrowings under working capital lines of credit of Capstar and its subsidiaries shall not count as debt, except to the extent that the aggregate borrowings under such lines of credit exceed $50 million.

                 11. As contemplated by the Letter Agreement, Capstar and Chancellor will complete a series of asset exchanges and/or purchases in which Capstar will exchange certain SFX broadcast properties to be acquired or paid for by Chancellor. As purchaser of substantially all of the assets used by SFX in its ownership and operation of radio stations in the Houston and Pittsburgh markets (other than KKPN-FM in Houston and WTAE-AM in Pittsburgh), Chancellor agrees to be bound by the provisions of the Final Judgment in United States of America v. Hicks, Muse, Tate & Furst Incorporated, Capstar Broadcasting, Inc. and SFX Broadcasting, Inc. (the "Final Judgment") as required by paragraph III(B) of that Final Judgment. Chancellor also agrees to provide sufficient prior notice to HMTF concerning any transactions that it may enter into regarding radio stations in the Greenville Area, the Houston Area, the Jackson Area, the Pittsburgh Area or the Nassau-Suffolk Area (as such terms are defined in the Final Judgment) that are not presently owned, operated or controlled by Chancellor, Capstar, SFX or HMTF, as will allow HMTF to satisfy its notice obligations to the United States Department of Justice under paragraph X(E) of the Final Judgment.

                 12. The amendments set forth in Sections 1, 2, 5 and 11 above shall become effective immediately upon execution by both parties hereto. The amendments set forth in Sections 3, 4, 6, 7, 8, 9 and 10 above shall be conditioned on the consummation of the Capstar IPO simultaneously with or prior to the Capstar-SFX Merger. If the Capstar IPO is not


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consummated simultaneously with or prior to the consummation of the Capstar-SFX
Merger, then the amendments set forth in Sections 3, 4, 6, 7, 8, 9 and 10 above shall be void and have no force and effect.

                 13. Except for the amendments set forth above, the text of the Agreement shall remain unchanged.

                 14. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.


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                 In witness whereof, the parties have duly executed and
delivered this Amendment as of the date first written above.

                                        CHANCELLOR MEDIA CORPORATION OF
                                        LOS ANGELES



                                        --------------------------------------
                                        By:      Matthew E. Devine
                                        Its:     Chief Financial Officer

                                        CAPSTAR BROADCASTING CORPORATION



                                        --------------------------------------
                                        By:      William Banowsky
                                        Its:     Vice President





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